UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 5, 2007
TRIDENT MICROSYSTEMS, INC.
(Exact name of registrant as specified in its charter)
0-20784
(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	77-0156584 (I.R.S. Employer Identification No.)
3408 Garrett Drive
Santa Clara, California 95054-2803
(Address of principal executive offices, with zip code)
(408) 764-8808
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) In order to eliminate certain tax penalties with respect to amounts that would otherwise be treated as deferred compensation under Section 409A of the Internal Revenue Code and guidance issued thereunder by the United States Treasury Department and the Internal Revenue Service, on December 28, 2006 the Company unilaterally amended certain stock option agreements between the Company and certain of its employees who are subject to United States income taxation. The amendments relate to options originally granted by the Company’s subsidiary, Trident Technologies, Inc (“TTI”), under its stock option plan (the “TTI Option Plan”).
As previously disclosed, the terms of the TTI Option Plan provided that all options granted under it have an exercise price equal to the par value of the TTI common stock, an amount that was less than the fair market value of the TTI common stock on the date of grant of the affected options. Also as previously disclosed, the TTI options were assumed by the Company and converted into options to acquire the common stock of the Company in March 2005 in connection with the Company’s acquisition of substantially all outstanding shares of TTI not then held by the Company. Under the terms of an option assumption agreement entered into between each holder of TTI options and the Company, the conversion of the TTI options into options to acquire Company common stock was made on the basis of the same conversion ratio by which shares of Company common stock were exchanged for shares of TTI common stock, thus preserving the existing discounted exercise price of the TTI options.
The option assumption agreements governing the assumed TTI options authorize the Company to unilaterally amend the terms of the assumed TTI options as it deems advisable for purposes of conforming to Section 409A. The effect of the amendments to the assumed TTI options adopted by the Compensation Committee of the Board of Directors is to retroactively increase the exercise price for a portion of such options to the fair market value of the TTI common stock determined as of the date on which the TTI options were originally granted. The amended options include certain options held by J.H. Chang, the Company’s President, and John Edmunds, the Company’s Chief Financial Officer (the “Options”).
The exercise price was increased for those portions of the Options that vested prior to December 31, 2006 and that remained unexercised and outstanding as of January 1, 2006. In connection with the amendment of these stock options, and in order to minimize the adverse effect of the unilateral amendment, the Compensation Committee of the Board approved a cash bonus to be paid in 2007 equivalent to the aggregate increase in the exercise price of the affected options, including the Options. Dr. Chang and Mr. Edmunds are expected to receive bonuses of approximately $118,750 and $91,830, respectively.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 5, 2007
TRIDENT MICROSYSTEMS, INC.
/s/ John Edmunds

John Edmunds
Chief Financial Officer

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